As filed with the Securities and Exchange Commission on February 15, 2023 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WOODWARD, INC.
(Exact name of Registrant as specified in its charter)

Delaware	36-1984010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1081 Woodward Way, Fort Collins, Colorado	80524
(Address of principal executive offices)	(Zip code)

Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan
(Full title of the plan)

Charles P. Blankenship, Jr. Chairman of the Board, Chief Executive Officer and President Woodward, Inc. 1081 Woodward Way Fort Collins, Colorado 80524 (970) 482-5811	Mark D. Hartman Chief Financial Officer Woodward, Inc. 1081 Woodward Way Fort Collins, Colorado 80524 (970) 482-5811
(Names, address and telephone number, including area code, of agents for service)
Copies to:
A. Christopher Fawzy Corporate Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary Woodward, Inc. 1081 Woodward Way Fort Collins, Colorado 80524 (970) 482-5811	Lisa L. Stimmell Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                                                                                        ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan covered by this registration statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the introductory note to Part I of Form S-8, such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Woodward, Inc. (the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Commission:

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Commission on November 18, 2022;
(2)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022, filed with the Commission on February 3, 2023;
(3)
The Registrant’s Current Reports on Form 8-K filed with the Commission on October 18, 2022, October 27, 2022, January 30, 2023, and January 31, 2023 (except for any documents and any portions of such documents not deemed to be filed);
(4)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K for the fiscal year ended September 30, 2021 (other than the portions of these documents not deemed to be filed); and
(5)
The description of the Common Stock contained in the Registration Statement on Form A-2 (File No.2-4446), filed with the Commission on June 28, 1940.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful.

Article IX of the Company’s bylaws requires the Company to indemnify its directors and officers in the following manner:

(1)
Subject to paragraph (3) below, the Company must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the Company’s request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against costs, charges (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(2)
Subject to paragraph (3) below, the Company must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in the Company’s favor by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the Company’s request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her (including attorneys’ fees) in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests; except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable for gross negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs which the Delaware Court of Chancery or such other court deems proper.
(3)
Any indemnification under Article IX of the Company’s bylaws (unless ordered by a court) may be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in paragraphs (1) or (2) above, as the case may be. Such determination must be made with respect to a person who is a director or officer at the time of such determination: (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. To the extent, however, that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.
(4)
For purposes of any determination under paragraph (3) above, a person is deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person’s action is based on the records or books of account of the Company or another enterprise, or on information supplied to him or her by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term “another enterprise” as used in this paragraph (4) means any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the Company’s request as a director, officer, employee or agent. The provisions of this paragraph (4) are not exclusive nor do they limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in paragraphs (1) or (2) above, as the case may be.
(5)
Notwithstanding any contrary determination in the specific case under paragraph (3) above, and notwithstanding the absence of any determination thereunder, any present or former director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under paragraphs (1) and (2) above. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such director or officer has met the applicable standards of conduct set forth in paragraphs (1) and (2) above, as the case may be. Neither a contrary determination in the specific case under paragraph (3) above nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this paragraph (5) must be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.
(6)
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company as authorized in Article IX of the Company’s bylaws. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
(7)
The indemnification and advancement of expenses provided by or granted pursuant to Article IX of the Company’s bylaws and described herein are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the Company’s policy that, except as set forth in paragraph (11) below, indemnification of the persons specified in paragraphs (1) and (2) above must be made to the fullest extent permitted by law. The provisions of Article IX of the Company’s bylaws do not preclude the indemnification of any person who is not specified in paragraphs (1) or (2) above but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
(8)
The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of Article IX of the Company’s bylaws.
(9)
For purposes of Article IX of the Company’s bylaws, references to “we,” “us,” “Woodward” or the “Company” include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will stand in the same position under the provisions of Article IX of the Company’s bylaws with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of Article IX of the Company’s bylaws, references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at our request” include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of Woodward” as referred to in Article IX of the Company’s bylaws.
(10)
The indemnification and advancement of expenses provided by, or granted pursuant to, Article IX of the Company’s bylaws will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the Company and inure to the benefit of the heirs, executors and administrators of such a person.
(11)
Notwithstanding anything contained in Article IX of the Company’s bylaws to the contrary, except for proceedings to enforce rights to indemnification (which are governed by paragraph (5) above), the Company is not obligated to indemnify any present or former director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Company’s board of directors.
(12)
The provisions of Article IX of the Company’s bylaws are applicable to all actions, suits or proceedings pending at the time or commenced after the adoption of Article IX of the Company’s bylaws, whether arising from acts or omissions to act occurring, or based on claims asserted, before or after the adoption of Article IX of the Company’s bylaws. If Article IX of the Company’s bylaws or any portion of Article IX of the Company’s bylaws is invalidated on any ground by a court of competent jurisdiction, then the Company must nevertheless indemnify each director or officer of the Company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in any judgment or settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company, to the full extent permitted by any applicable portion of Article IX of the Company’s bylaws that is not invalidated and to the full extent permitted by applicable law.

Additionally, the Company has acquired directors and officers insurance which includes coverage for liability under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation contains such a provision.

The above discussion of the Company’s certificate of incorporation, bylaws, transitional compensation agreements and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws and statutes.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.2	Specimen Certificate (incorporated by reference from the Company’s Form A-2 (File No. 2-4446) filed with the Commission on June 28, 1940)

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

99.1

Amended and Restated Woodward, Inc. 2017 Omnibus Incentive Plan (incorporated by reference from Exhibit 99.1 to the Company’s Form 8-K (File No. 000-08408) filed with the Commission on January 31, 2023).

107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)
The undersigned Registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on February 13, 2023.

WOODWARD, INC.

By:	/s/ Charles P. Blankenship, Jr.
Charles P. Blankenship, Jr.
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Mark D. Hartman and A. Christopher Fawzy and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying, and conforming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles P. Blankenship, Jr.	Chairman of the Board, Chief Executive Officer and President	February 13, 2023
Charles P. Blankenship, Jr.	(Principal Executive Officer)

/s/ Mark D. Hartman	Chief Financial Officer	February 13, 2023
Mark D. Hartman	(Principal Financial and Accounting Officer)

/s/ Rajeev Bhalla	Director	February 11, 2023
Rajeev Bhalla

/s/ John D. Cohn	Director	February 14, 2023
John D. Cohn

/s/ Eileen P. Drake	Director	February 13, 2023
Eileen P. Drake

/s/ David P. Hess	Director	February 13, 2023
David P. Hess

/s/ Daniel G. Korte	Director	February 10, 2023
Daniel G. Korte

/s/ Ronald M. Sega	Director	February 13, 2023
Ronald M. Sega

/s/ Gregg C. Sengstack	Director	February 11, 2023
Gregg C. Sengstack